Exhibit 99

Contact:	Jacob Inbar
President and Chief Executive Officer,
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

- Record Sales and Profits from Defense Sector -

CAMARILLO, California — October 29, 2003 — AML Communications, Inc. (AMLJ.OB) today announced results for the second quarter ended September 30, 2003.

Net sales for the quarter were $1.7 million compared with $1.0 million for the same period a year earlier.  The Company reported a net income for the quarter of $331,000 or $0.04 per share, compared with a net loss of $478,000 or $0.06 per share, for the same period a year ago.  Net income for the six months ended September 30, 2003, was $554,000 or $0.07 per share, compared with a net loss of $494,000 or $0.06 per share for the same period last year.

Jacob Inbar, president and chief executive officer, said: “We are very pleased with the results.  During the quarter, sales and backlog for our Defense serving, Microwave Sub-systems and Amplifiers have grown to record levels. While expanding our production infrastructure remains our main focus, during the quarter we commenced development of a series of new products.  Supported by current profits, R & D is being given priority.”

AML Communications is a designer, manufacturer and marketer of Amplifiers and Sub-systems that address the Defense microwave markets. The Company’s Web site is located at http://www.amlj.com

The information contained in this press release contains certain forward-looking statements that involve risks and uncertainties, such as the statements of the Company’s plans, objectives, expectations and intentions.  The Company’s actual results could differ materially from those indicated by such statements as a result of various factors including: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers; general economic conditions; limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the Company’s customers’ marketplaces; intensely competitive industry conditions with increasing price competition; business conditions; and, growth in the wireless communications market, as well as those factors discussed in the Company’s Form 10-KSB and Form 10-QSB on file with the SEC.

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AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002

Net sales	$1,729	$1,041	$3,277	$2,372
Cost of goods sold	805	687	1,636	1,395
Gross profit	924	354	1,641	977

Operating expenses:
Selling, general & administrative	379	342	644	641
Research and development	174	313	373	636
	553	655	1,017	1,277
Profit (loss) from operations	371	(301)	624	(300)

Other income (expense), net	14	(177)	(16)	(194)
Profit (loss) before provision for income taxes	385	(478)	608	(494)
Provision for income taxes	54	—	54	—

Net profit (loss)	$331	$(478)	$554	$(494)

Basic earnings (loss) per common share	$0.04	$(0.06)	$0.07	$(0.06)
Basic weighted average number of shares of common stock outstanding	7,832	7,829	7,831	7,829
Diluted earnings (loss) per common share	$0.03	$(0.06)	$0.06	$(0.06)
Diluted weighted average number of shares of common stock outstanding	9,615	7,829	9,614	7,829

AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

BALANCE SHEETS:

	(Unaudited)	(Audited)
	September 30,	March 31,
	2003	2003
Current assets:
Cash, cash equivalents and marketable securities	$629	$195
Accounts receivable, net	1,131	609
Inventories	1,014	1,059
Other current assets	106	135
Total current assets	2,880	1,998

Property and equipment, net	496	636
Other assets	43	43
Total assets	$3,419	$2,677

Current liabilities:
Accounts payable	$508	$568
Line of credit	598	482
Accrued expenses	237	403
Current portion of capital lease obligations	134	168
Total current liabilities	1,477	1,621

Notes payable-officer	295	50
Notes Payable- Investors	43	—
Capital lease obligations, net	134	126
Stockholders’ equity	1,470	880
Total liabilities and stockholders’ equity	$3,419	$2,677